EXHIBIT 4.9

STOCKHOLDERS’ AGREEMENT

AGREEMENT dated as of the 14th day of March, 2000 by and among NE Restaurant Company, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and each of the parties listed on Exhibit A attached hereto (hereinafter, with any other parties who have executed this Agreement or a counterpart hereof, collectively referred to as the “Stockholders” or individually as a “Stockholder”).

W I T N E S S E T H :

WHEREAS, the Corporation is authorized to issue a total of 8,000,000 shares of Common Stock, $.01 par value (“Common Stock” or the “Stock”);

WHEREAS, a total of 2,986,622 shares of Common Stock are issued and outstanding as of the date hereof;

WHEREAS, the Stockholders own all of the issued and outstanding shares of Stock of the Corporation as of the date hereof;

WHEREAS, each of the Stockholders listed on Exhibit A has entered into either the Stockholder Agreement, dated as of December 31, 1993, as amended (the “Original Agreement”), by and among certain of the Stockholders and the Corporation or the Stockholder Agreement, dated as of September 15, 1997 (the “Employee Agreement”), by and among the employee Stockholders of the Corporation and the Corporation;

WHEREAS, the Corporation and the Stockholders listed on Exhibit A desire to combine the Original Agreement and the Employee Agreement into one Agreement between the Corporation and all of the Stockholders, and to modify same all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Corporation and the Stockholders agree as follows.

ARTICLE 1

DEFINITIONS

1.1           For purposes of this Agreement, the following terms shall have the indicated respective meanings (other capitalized terms are defined elsewhere in this Agreement):

“Affiliate” with respect to any person means any person controlled by, controlling or under common control with such person.

“Cause”, with respect to an Employee Stockholder, means any of the following committed by an Employee Stockholder, directly or indirectly:

(i)            Commission by the Employee Stockholder of an act of dishonesty involving the Corporation;

(ii)           Failure by the Employee Stockholder to perform a material portion of his duties (not otherwise excused by the disability of the Employee Stockholder), or material breach by the Employee Stockholder of any representation, warranty or agreement of the Employee Stockholder made in any agreement between the Employee Stockholder and the Corporation, which continues for a period of thirty (30) days after written notice from the Corporation to the Employee Stockholder;

(iii)          Commission by the Employee Stockholder of an act of gross incompetence in the course of his employment with the Corporation;

(iv)          The Employee Stockholder’s use of drugs or alcohol which interferes with the Employee Stockholder’s performance of his duties or responsibilities to the Corporation; or

(v)           The Employee Stockholder is found guilty or pleads nolo contendere to the commission of a felony or serious misdemeanor offense.

“Board of Directors” means the Board of Directors of the Corporation.

“Employee Stockholder” means a Stockholder who is an employee of the Corporation on the date hereof or on the date on which such Stockholder acquires any Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission issued under the Exchange Act, as they each may, from time to time, be in effect.

“Franchise Agreement” means any franchise, development or other agreement between the Corporation and any of its franchisors, as any such agreement may be amended from time to time.

“Immediate Family Member” with respect to any individual means the spouse, sibling, parent, child, grandchild or great-grandchild of such individual.

“Permitted Transfers” means any of the following transfers of Stock by a Stockholder:

(i)            any transfer involving the distribution by any Stockholder which is a general or limited partnership to any of its partners as of the date hereof;

(ii)           any transfer involving the distribution by any Stockholder which is a corporation to any of its stockholders as of the date hereof;

(iii)          any transfer involving the distribution by any Stockholder which is a trust to any of its beneficiaries;

(iv)          any transfer involving the distribution by any Stockholder which is a limited liability company to any of its members as of the date hereof;

(v)           any transfers by will or intestate succession;

(vi)          any transfer to a Stockholder, provided that such transfer is approved by a majority of the Board of Directors;

(vii)         any transfer to any Immediate Family Member of any Stockholder, to any trust for the benefit of one or more Immediate Family Members of any Stockholder or to any limited partnership owned or controlled by any Stockholder or Immediate Family Member of any Stockholder;

(viii)        any transfer to any Affiliate of any Stockholder as of the date hereof; and

(ix)           any transfer unanimously approved by all of the members of the Board of Directors then in office;

provided that any such transfer is made in compliance with all securities and other laws applicable thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder” means a Stockholder proposing to transfer such Stockholder’s Stock.

“Subsidiary” means any corporation, association, trust, partnership or business entity of which the Corporation shall at any time own, directly or indirectly, at least fifty percent (50%) or more of the voting or equity interest therein.

“Voting Stock” means the Common Stock.

ARTICLE 2

RESTRICTION ON TRANSFERS

2.1           General.  No Stockholder may transfer any interest in the Stock (whether by way of gift, sale, transfer, assignment, pledge, hypothecation, grant of security interest or otherwise), unless there shall have first been compliance with Section 2.2, and, if applicable, Article 3, and unless the transferee agrees in writing to be bound by this Agreement.

2.2           Conditions to Transfers.  (a)              No transfer may be made without the consent of the Corporation if the transfer would require filing of a registration statement under the Securities Act or registration or notice subject to review under any state securities or blue sky laws or regulations or violate any applicable federal or state securities or blue sky laws (including any investment suitability standards) or regulations applicable to the Corporation or the Common Stock.  The Corporation may rely upon the advice of counsel in making any determination under this paragraph (a).

(b)           The Stockholders further understand and agree that, notwithstanding any other provision of this Agreement, a proposed transfer may be subject to (i) the prior approval of applicable liquor licensing authorities, one or more of the Corporation’s landlords, one or more of the Corporation’s lenders or bondholders and/or any franchisor of the Corporation and (ii) the right of first refusal of any franchisor as may be set forth in any Franchise Agreement, or otherwise, as if such right of first refusal were set forth herein.  The Corporation may rely upon the advice of counsel in making any determination under this paragraph (b).  If approval or consent of any such entities is required prior to a transfer, such transfer shall not be effective until all such approvals and consents are obtained.

(c)           The Corporation may require as a condition of any transfer that the assigning Stockholder assume all costs incurred by the Corporation in connection therewith, including, but not limited to, legal fees and accounting fees and any filings or other actions required to be taken with respect to the Corporation’s liquor licenses or any action take in connection with obtaining approvals or consents as described in paragraph (b) above.  As a further condition of a transfer, the Corporation may require that the assigning Stockholder furnish an opinion of counsel satisfactory to the Corporation that the proposed transfer does not violate the provisions of paragraphs (a) and (b) above.

2.3.          Transfers In Violation.  Any sale, assignment, transfer, pledge, hypothecation, grant of security interest or disposition of any Stock, by gift or otherwise, which is in violation of any provision of this Agreement shall be void and of no effect, and shall not be recognized by the Corporation as transferring any interest in any of the Stock.  The Corporation shall not transfer any Stock unless and until it has received reasonable assurance of compliance with this Agreement in connection with such transfer.

ARTICLE 3

RIGHT OF FIRST REFUSAL

3.1           Right of First Refusal.  Except for a Permitted Transfer, a Selling Stockholder may not sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any shares of Stock, or any interest therein now held or hereafter acquired, without first giving written notice (a “Proposed Sale Notice”) to the Corporation and all other Stockholders (the “Offeree Stockholders”).  The Proposed Sale Notice shall include the name of the Selling Stockholder and the proposed transferee and all material terms of the proposed transfer and shall be accompanied by a copy of the bona fide written offer to purchase such Stock (the “Offered Shares”).  Any such offer must be for cash (which may include obligations to make deferred cash payments which may be represented by a note).  The Proposed Sale Notice to the Corporation and the Offeree Stockholders shall be deemed for all purposes to give each of the Corporation and the Offeree Stockholders a first right of purchase (sometimes referred to as a right of first refusal) to purchase all, but not less than all, of the Offered Shares as provided in this Article 3.  If the Corporation and the Offeree Stockholders decline or fail to exercise their first right of purchase to purchase all of the Offered Shares within the time provided in Sections 3.2 and 3.3, respectively, the Selling Stockholder may, within thirty (30) days from the date the last to expire of such rights terminates in accordance with this Agreement, transfer the Offered Shares upon terms that are no more favorable to the transferee than as set forth in the Proposed Sale Notice; provided, however, that the transferee agrees to become a party to and bound by the terms of this Agreement as a Stockholder hereunder.  If such sale is not consummated within the thirty (30) day period provided in this Section 3.1, the Selling Stockholder shall not be free to sell any shares of Stock without again complying with the provisions of this Article 3.

3.2           Corporation First Right of Purchase.  Upon receipt of a Proposed Sale Notice, the Corporation shall have a first right to purchase any or all of the Offered Shares at the price and in the manner specified herein, before any other action is taken to sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of the Stock.  Such right shall continue for a period of thirty (30) days from the receipt of the Proposed Sale Notice.  If the Corporation elects to exercise its first right of purchase, the Corporation shall so notify the Selling Stockholder and the Offeree Stockholders, specifying the number of Offered Shares that the Corporation has elected to purchase and the remaining Offered Shares (the “Remaining Shares”) for sale to the Offeree Stockholders.

3.3           Stockholder Second Right of Purchase.  If the Corporation does not elect to purchase all of the Offered Shares, the Offeree Stockholders shall have a right to purchase the Remaining Shares, at the price and in the manner specified herein, before any other action is taken to sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of the Offered Shares.  Such right shall continue for a period ending ten (10) days after the Offeree Stockholder receives the Corporation’s notice to the Selling Stockholder and the Offeree Stockholders that the Corporation has not elected to purchase all the Offered Shares (the “Offer Termination Date”).  If an Offeree Stockholder elects to exercise its right of purchase, the Offeree Stockholder shall so notify the Selling Stockholder and the Corporation of the number of shares of Stock that the Offeree Stockholder has elected to purchase.  If the Offeree Stockholders do not elect to purchase all the Remaining Shares, the Corporation shall have the further right to elect to purchase, not later than five (5) business days after the Offer Termination Date, the Remaining Shares which the Offeree Stockholders have not elected to purchase.  If more than one of the Offeree Stockholders elects to purchase more than all the Remaining Shares, the Remaining Shares shall be allocated among the Offeree Stockholders pro rata according to their then respective percentage interests in the outstanding Stock of the Corporation, or as such Offeree Stockholders may agree in writing.  If the Corporation and the Offeree Stockholders have not elected to purchase all of the Offered Shares by the Offer Termination Date with respect to the Offeree Stockholders and by five (5) business days thereafter with respect to the Corporation, the Corporation and the Offeree Stockholders shall be deemed not to have elected to purchase any Offered Shares hereunder.

3.4           Terms of Purchase Price.  The price and terms upon which the Corporation and the Offeree Stockholders may purchase the Stock if they elect to exercise their first right of purchase, exercisable within the periods specified in Sections 3.2 and 3.3, shall be the price and terms set forth in the Proposed Sale Notice.

3.5           Tender and Payment.  All shares of Stock which the Corporation and the Offeree Stockholders have elected to purchase hereunder shall be tendered at the principal office of the Corporation within a reasonable date and time agreed to by the Selling Stockholder and the Corporation and Offeree Stockholders, as applicable (and in any event within fifteen (15) days after the Corporation and the Offeree Stockholders have elected to purchase the Offered Shares) by delivery of certificates representing such shares, endorsed in blank and in proper form for transfer against payment of the purchase price.  The purchase price shall be payable in cash or by certified or bank check or wire transfer, or in accordance with deferred payment provisions, if any, set forth in the Proposed Sale Notice.

ARTICLE 4.

RIGHT OF REPURCHASE ON TERMINATION OF

EMPLOYEE STOCKHOLDER OR TRANSFER EVENT

(i)                                     a Stockholder voluntarily files a petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors;

(ii)                                  a Stockholder is subjected involuntarily to such a petition or assignment, or any creditor or other person obtains an attachment or other legal or equitable interest in any Stock of a Stockholder, and such involuntary petition, assignment or attachment is not discharged within thirty (30) days after creation; or

(iii)                               a Stockholder is subject to a judgment, court order or decree or by operation of law is otherwise required to transfer Stock in other than a Permitted Transfer;

A Stockholder shall, within ten (10) days of the occurrence of a Transfer Event give written notice thereof to the Corporation.

(b)                                                                                 Upon receipt of written notice of occurrence of a Transfer Event, the Corporation shall have a right to purchase any or all of the shares of Stock to which such Transfer Event relates (the “Transfer Shares”) at the lower of Fair Value, as defined in Section 5.1, or the original purchase price of such shares before any other action is taken to sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of the Transfer Shares. Such  right shall continue for a period of one hundred twenty (120) days from the receipt of written notice of a Transfer Event, and in any event shall continue for fifteen (15) days from the date of the receipt by the Corporation of an appraisal made pursuant to Section 5.1.

(c)                                                                                  If the Corporation does not elect to purchase all of the Transfer Shares, all other Stockholders shall have a right to purchase the remaining Transfer Shares, at the price specified in Section 4.2(b) and in the manner specified herein.  Such right shall continue for a period ending ten (10) days after the Stockholder receives the Corporation’s notice that the Corporation has not elected to purchase all the Transfer Shares.  If a Stockholder elects to exercise its right of purchase, the Stockholder shall so notify the Corporation and the holder of such Transfer Shares of the number of Transfer Shares that the Stockholder has elected to purchase.  If more than one of the Stockholders elects to purchase more than all the remaining Transfer Shares, the remaining Transfer Shares shall be allocated among the Stockholders pro rata according to their then respective percentage interests in the outstanding Stock of the Corporation, or as such Stockholders otherwise may agree in writing.  If the Corporation and the Stockholders shall be deemed not to have elected to purchase any Transfer Shares hereunder, and the legal representative, beneficiary, trustee, assignee, receiver or other transferee who obtained the Transfer Shares by reason of the Transfer Event may retain the Transfer Shares, subject to the provisions of this Agreement.

DETERMINATION OF FAIR VALUE

5.1           Determination of Fair Value.               When used with reference to the Stock, Fair Value for Stock shall be determined by agreement of the purchasing and selling parties within fifteen (15) days after written request therefore from one party to the other.  In the event such Fair Value cannot be so determined within such time period, each party shall select an experienced investment banking firm or independent appraiser by notice to the other within ten (10)  days after written request by either.  In the event both parties do not select the same firm, the two (2) firms selected shall select a third experienced investment banking firm or independent appraiser which shall, within thirty (30) days after selection, determine the Fair Value of the Stock.  Fair Value shall be the amount which the selected firm determines would be paid per share by a third party to acquire the stock of the Corporation proposed to be sold, assuming the payment of the purchase price in cash at closing, pursuant to open and competitive bidding conducted by a knowledgeable and experienced investment banking firm, assuming a reasonable time (up to 12 months) to accomplish such sale and complete cooperation by management, with appropriate reduction for the fact that the Stock being valued constitutes a minority interest and that there is no public market for such Stock.  In the even the investment banking firm or independent appraiser selected provides a range of values as opposed to a single value, the Fair Value shall be the median of the range of values.  The determination of Fair Value by such appraiser or investment banking firm will be final and binding on all parties concerned.  All costs of such determination shall be borne equally be the purchasing and selling parties.

ARTICLE 6

MISCELLANEOUS

6.1           Agreement to Vote on Franchise Matters.  Each Stockholder hereby agrees to vote all capital stock of the Corporation held by such Stockholder and entitled to vote in the manner that the Chairman of the Board of Directors of the Corporation shall direct,  in the event (and only in the event) that the Stockholders are entitled to cast votes on any matter relating to action which the Corporation is required to take or omit to take under the express terms of any Franchise

Agreement.

6.2           Certificates Legended.  Upon the execution of this Agreement, and during the term of this Agreement, each certificate evidencing Stock held by a Stockholder or transferee shall be conspicuously legended as follows:

The shares of stock evidenced by this certificate have not been registered under the Securities Act of 1933 or applicable state securities law, and accordingly, the stock may not be transferred, sold, pledged, hypothecated or otherwise disposed of in the absence of registration under such Act and such laws or pursuant to an exemption therefrom.  In addition, the shares are subject to the restrictions of, and are transferable only upon compliance with the provisions of, a Stockholders’ Agreement between the corporation and the holders of certain securities of the corporation.  A copy of said Agreement is on file in the office of the corporation, and a copy thereof will be mailed to the holder hereof without charge upon receipt of a written request therefore.

6.3           Additional Parties.  Transferees or successors or additional holders of Stock may become parties to this Agreement by endorsing a schedule attached hereto or by executing a counterpart of this Agreement.  An original copy of this Agreement and of any counterpart subsequently executed shall be kept by the Secretary of the Corporation.

6.4           Shares of Stock.  This Agreement shall apply to all shares of Stock of the Corporation now or hereafter owned by the Stockholders or any transferees of the Stockholders, including dividends of shares of Stock and any shares of Stock received with respect to shares of Stock of the Corporation as the result of a merger, consolidation, tax-free exchange, or other transaction in which the Stockholders or their transferees receive shares of Stock in exchange for, or with respect to, Stock.

6.5           Stock Transfer Record.  The Corporation shall not effect or record any transfer of shares of Stock in its stock transfer records unless such transfer is in compliance with the provisions of this Agreement.  If a Stockholder desires to make a transfer, such Stockholder shall furnish to the Corporation such evidence of compliance with this Agreement as may be reasonably required by the Board of Directors of, or counsel for, the Corporation.

6.6           Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their heirs, representatives, successors and assigns.

6.7           Notices.  All notices to a party hereto shall be in writing and shall be deemed to have been adequately given if delivered in person (including, without limitation, by courier, Federal Express, or other overnight messenger service), or mailed by United States certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Corporation:

NE Restaurant Company, Inc.

5 Clock tower Place, Suite 200

Maynard, MA 01754

Attention:  General Counsel

If to a Stockholder:

The address for such Stockholder previously provided to the Corporation by such Stockholder and on file at the Corporation’s corporate office or to such other address as any party may from time to time designate for itself by notice in writing given to the other parties hereto.

6.8           Term and Termination.  This Agreement and all obligations of the parties hereunder other than Section 6.12 which shall survive the termination of this Agreement, shall terminate on the earlier of:

(i)            if the Corporation is merged into or consolidated with another corporation or sells or transfers substantially all of its assets to any other party or corporation (and the restrictions herein contained shall not apply to that transaction) if the holders of voting securities of the Corporation immediately prior to such merger, consolidation or sale do not continue to own at least fifty-one percent

(51%) of the voting securities of the surviving entity;

(ii)           if the Corporation consummates a public offering of the Common Stock pursuant to a registration statement declared effective under the Securities Act;

(iii)          upon mutual written agreement in accordance with Section 6.9 hereof;

(iv)          if the Corporation voluntarily files a petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors; or

(v)           if the Corporation is subjected involuntarily to such a petition or assignment, and such involuntary petition or assignment is not dissolved within one hundred twenty (120) days of creation.

6.9           Waiver and Amendments.  The parties may terminate, amend or modify this Agreement in such manner as may be agreed upon, with the written consent of the holders of two-thirds (66 2/3%) of the aggregate outstanding shares of Voting Stock owned by the Stockholders; provided, however, that no amendment to this Agreement shall be valid as to a Stockholder that materially increases any of such Stockholder’s obligations hereunder without the written consent of such Stockholder.  No party shall be deemed to waive any rights hereunder, unless such waiver is in writing and signed by such party.  A waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

6.10         Entire Agreement.  This Agreement shall supercede and replace the Original Agreement and the Employee Agreement which are hereby terminated and shall constitute the entire agreement between the parties, and all premises, representations, understandings, warranties and agreements with reference to the subject matter hereof have been expressed herein or in the documents incorporated herein by reference.

6.11         Applicable Law; Severability.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of that provision or any other provisions of this Agreement.

6.12         Confidentiality.  The Stockholders each agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from the Corporation; provided, however, that on their request of any regulatory body having jurisdiction over the Stockholder or if otherwise required by law, the Stockholder may disclose such matters that only to the extent required by such regulatory body or law; provided, further, that a Stockholder may make such disclosures on a confidential basis to its or their members, partners or beneficiaries as may be necessary under its or their organizational documents or as the Stockholder may deem reasonably advisable.  The Stockholders each further agree that this Section 6.12 shall survive the termination of this Agreement.

6.13         Specific Performance.  Due to the fact that the Stock cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparable damaged in the event that this Agreement is not specifically enforced.  In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance in accordance with the provisions hereof.

6.14         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

6.15         Effect of Headings.  Any table of contents, title of an article or section heading herein contained is for convenience or reference only and shall not affect the meaning of construction of any of the provisions hereof.

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Stockholder Agreement

Signature Page

IN WITNESS WHEREOF, each Stockholder has hereunto set his hand and the Corporation has authorized this instrument to be signed by its officers thereunto duly authorized, effective as an instrument under seal.

THE CORPORATION:	NE RESTAURANT COMPANY, INC.

By:
Benjamin R. Jacobson,
Chairman of the Board

STOCKHOLDER:	NAME AND ADDRESS OF STOCKHOLDER

By:

Title:

EXHIBIT A

Stockholder	Address